SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2010

MRV COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	001-11174 (Commission file number)	06-1340090 (I.R.S. employer identification number)

20415 Nordhoff Street, Chatsworth, CA 91311

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (818) 773-0900

Not Applicable

Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2010, MRV Communications, Inc. (the “Company”) and Shlomo Margalit entered into a letter agreement regarding his retirement from the Company effective July 31, 2010.  Pursuant to the terms of the letter agreement, Dr. Margalit will receive a lump sum payment of one-year base salary which is $110,000, payable after July 31, 2010, and all unused and accrued vacation.  In addition, Dr. Margalit will be entitled to continued participation in the medical, dental and vision plans maintained by MRV for a period of up to 18 months subject to compliance with the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), and the Company will pay the premiums for 18 months. In addition, he will receive an additional $15,000 if the Company changes its name within one year.  Dr. Margalit retains the protection of the indemnification provisions under our by-laws as well as the right to coverage under any directors’ and officers’ liability insurance in the same amount and to the same extent that coverage is provided MRV’s officers and directors.

The letter agreement contains a mutual general release of claims (subject to certain exclusions) and a mutual non-disparagement covenant.  Dr. Margalit further agreed to be bound by customary covenants relating to the non-solicitation of employees and business partners for one year, confidentiality and cooperation.  The foregoing description of the letter agreement is not complete and is qualified in its entirety by the full text of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01       Financial Statements and Exhibits

(d)                      Exhibits

Exhibit 10.1                        Letter Agreement, accepted on July 23, 2010, between the Company and Dr. Shlomo Margalit

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 29, 2010

MRV COMMUNICATIONS, INC.

By:	/s/ Dilip Singh
Dilip Singh
Chief Executive Officer